Exhibit 99.2

Thermal Assets

(Unaudited Combined Financial Statements of certain
wholly owned subsidiaries of GDF SUEZ Energy
North America, Inc., See Note 1)

Unaudited Combined Financial Statements as of
March 31, 2016 and December 31, 2015 and for the
Three Months Ended March 31, 2016 and 2015

THERMAL ASSETS

UNAUDITED COMBINED BALANCE SHEETS

AS OF MARCH 31, 2016 AND DECEMBER 31, 2015

(In thousands)

	2016	2015
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$111	$47
Trade and other receivables	7,523	5,935
Receivables from affiliates	28,743	45,639
Inventory	98,357	110,966
Assets from risk management activities	57,218	58,102
Prepaid expenses	133,083	111,258

Total current assets	325,035	331,947

NONCURRENT ASSETS:
Property, plant, and equipment	4,453,760	4,449,384
Accumulated depreciation	(1,319,461)	(1,280,458)

Property, plant, and equipment—net	3,134,299	3,168,926

Intangible assets—net	13,583	13,583
Assets from risk management activities	26,588	27,842
Equity method investments	157,578	161,640

Total noncurrent assets	3,332,048	3,371,991

TOTAL	$3,657,083	$3,703,938

(Continued)

THERMAL ASSETS

UNAUDITED COMBINED BALANCE SHEETS

AS OF MARCH 31, 2016 AND DECEMBER 31, 2015

(In thousands)

	2016	2015
LIABILITIES AND PARENT’S EQUITY

CURRENT LIABILITIES:
Trade and other payables	$36,967	$19,424
Payables to affiliates	15,186	16,924
Legal contingency	65,000	65,000
Other current liabilities	22,716	56,473
Liabilities from risk management activities	87	7,001
Current portion of long-term debt payable to affiliates	1,328,633	285,847

Total current liabilities	1,468,589	450,669

NONCURRENT LIABILITIES:
Long-term debt payable to affiliates	37,539	1,094,815
Liabilities from risk management activities	—	2,859
Asset retirement obligations	20,610	20,297
Accrued pension benefit	148	159
Deferred tax liabilities	347,840	348,819
Other noncurrent liabilities	307	298

Total noncurrent liabilities	406,444	1,467,247

COMMITMENTS AND CONTINGENCIES (Note 10)

PARENT’S EQUITY:
Parent’s equity in division	1,781,155	1,785,127
Accumulated other comprehensive income	895	895

Total parent’s equity	1,782,050	1,786,022

TOTAL	$3,657,083	$3,703,938

See notes to combined financial statements.

THERMAL ASSETS

UNAUDITED COMBINED STATEMENTS OF (LOSS) INCOME AND COMPREHENSIVE (LOSS) INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2016 AND 2015

(In thousands)

	2016	2015

REVENUES—Electricity and thermal sales	$155,331	$218,619

COSTS AND EXPENSES:
Fuel purchases and other costs of operations	58,925	132,358
Personnel costs	12,860	12,377
Depreciation and amortization	57,032	55,842
Other operating expenses—net	27,075	32,574
Impairment of property, plant, and equipment	6,468	—
Loss on disposal of assets	2,634	1,318

Total operating costs and expenses	164,994	234,469

Income on mark-to-market on commodity contracts	(7,635)	(32,867)

OPERATING (LOSS) INCOME	(2,028)	17,017

OTHER INCOME (EXPENSE):
Share in net income of equity method investments	10,138	10,241
Interest expense	(10,997)	(13,960)

Total other expense	(859)	(3,719)

(LOSS) INCOME BEFORE INCOME TAXES	(2,887)	13,298

INCOME TAX BENEFIT (EXPENSE)	1,118	(5,100)

NET (LOSS) INCOME	$(1,769)	$8,198

OTHER COMPREHENSIVE LOSS:
Cash flow hedges	$—	$(65)
Deferred income tax	—	24

OTHER COMPREHENSIVE LOSS	—	(41)

TOTAL COMPREHENSIVE (LOSS) INCOME	$(1,769)	$8,157

THERMAL ASSETS

UNAUDITED COMBINED STATEMENTS OF PARENT’S EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2016 AND 2015

(In thousands)

	Parent’s Equity in Division	Accumulated Other Comprehensive (Loss) Income	Total Equity

PARENT’S EQUITY—January 1, 2015	$2,097,465	$(78)	$2,097,387

Other comprehensive loss	—	(41)	(41)
Net income	8,198	—	8,198

Total comprehensive (loss) income	8,198	(41)	8,157

Net contribution from parent	8,698	—	8,698

PARENT’S EQUITY—March 31, 2015	$2,114,361	$(119)	$2,114,242

PARENT’S EQUITY—January 1, 2016	$1,785,127	$895	$1,786,022

Net (loss) income	(1,769)	—	(1,769)

Total comprehensive (loss) income	(1,769)	—	(1,769)

Net contribution from parent	(2,203)	—	(2,203)

PARENT’S EQUITY—March 31, 2016	$1,781,155	$895	$1,782,050

See notes to combined financial statements.

THERMAL ASSETS

UNAUDITED COMBINED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2016 AND 2015

(In thousands)

	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(1,769)	$8,198
Adjustments to reconcile net (loss) income to net cash flows (used in) provided by operating activities:
Share in net income of equity method investments	(10,138)	(10,241)
Dividends received from equity method investments	14,200	5,750
Depreciation and amortization expense	57,032	55,842
Loss on disposal of assets	2,634	1,318
Income on mark-to-market on commodity contracts	(7,635)	(32,867)
Impairment of property, plant, and equipment	6,468	—
Accrued pension and other post-retirement costs	(11)	(145)
Other items with no cash impact	1,248	1,443
Deferred income taxes	(979)	4,281
Accretion expense	313	10
Changes in non-current liabilities	9	5
Change in working capital:
Trade and other receivables	(1,588)	(4,817)
Receivables from affiliates	16,896	12,257
Inventory	12,609	4,584
Assets/liabilities from risk management activities	—	(164)
Prepaid expenses	2,854	3,475
Trade and other payables	12,832	(2,936)
Payables to affiliates	(1,738)	(39,242)
Accrued interest	(14,328)	(11,237)
Other current liabilities	(33,757)	(33,843)

Net cash (used in) provided by operating activities	55,152	(38,329)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(52,723)	(51,113)

Net cash used in investing activities	(52,723)	(51,113)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net contribution from parent	(2,203)	8,698
Repayment of borrowings and debt	(2,776)	(14,335)
Proceeds from long-term borrowings and debt	2,614	94,984

Net cash (used in) provided by financing activities	(2,365)	89,347

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	64	(95)

CASH AND CASH EQUIVALENTS—Beginning of year	47	144

CASH AND CASH EQUIVALENTS—End of year	$111	$49

SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$881	$712
Cash paid for income taxes	$—	$—

See notes to consolidated financial statements.

THERMAL ASSETS

NOTES TO COMBINED FINANCIAL STATEMENTS

(UNAUDITED)

AS OF MARCH 31, 2016 AND DECEMBER 31, 2015 AND FOR THE THREE MONTHS ENDED MARCH 31, 2016 AND 2015

1.                   DESCRIPTION OF BUSINESS

These unaudited combined financial statements include the following legal entities (ANP Bellingham Energy Company, LLC, ANP Blackstone Energy Company, LLC, ANP ERCOT Acquisition, LLC, ANP Fuel Services, Inc., ANP Funding I, LLC, Armstrong Power, LLC, Calumet Energy Team, LLC, Coleto Creek Power, LP, Coleto LP, LLC, Coleto GP, LLC, Ennis Power Company, LLC, Hays Energy, LLC, Hopewell Cogeneration, LLC, Hopewell Cogeneration Limited Partnership, IPA APT Generation, LLC, IPA Central, LLC, IPA Operations, Inc., Midlothian Energy, LLC, Milford Power, LLC, NEPCO Services Company, Northeastern Power Company, Pleasants Energy, LLC, Prince George Energy Company, LLC, T-Fuels, LLC, Tractebel Associates Northeast LP, Inc., Tractebel Northeast Generation GP, Inc., Troy Energy, LLC, Wharton County Generation, LLC, Wise County Power Company, LLC, Wise-Fuels Pipeline, Inc.) (collectively, “Thermal Assets” or “the Company”) who collectively own certain power-generating facilities as shown in the table below. The Company is engaged in owning and operating retail, industrial, and non-utility wholesale power-generating facilities. The Company is owned by GDF SUEZ Energy North America, Inc. (GSENA or the “Parent”). GSENA is a wholly owned subsidiary of International Power, S.A. (IP), a Belgian company. IP is a wholly owned subsidiary of ENGIE S.A., formerly GDF SUEZ S.A., (ENGIE), a French-domiciled company. As ENGIE owns 100% of IP in the three months ended March 31, 2015 and 2016, it is considered GSENA’s ultimate parent (the “Ultimate Controlling Party”).

Power-generating facilities included in the Thermal Assets are listed below and are 100% owned, with the exception of the Northeast Energy Associates and North Jersey Energy Associates assets, which are 50% owned.

Power-Generating Facilities	Type	Primary Fuel	Location
ANP Bellingham Energy Company	CCGT	Gas	Bellingham, MA
ANP Blackstone Energy company	CCGT	Gas	Blackstone, MA
Armstrong Power	GT	Gas/Oil	Shelocta, PA
Northeast Energy Associates - Bellingham	CCGT	Gas/Oil	Bellingham, MA
Calumet Energy Team	GT	Gas	Cook, IL
Coleto Creek Power	CT/Steam	Coal	Fannin, TX
Ennis Power Company	CCGT	Gas	Ennis, TX
Hays Energy	CCGT	Gas	San Marcos, TX
Hopewell Cogeneration	CCGT	Gas/Oil	Hopewell, VA
Midlothian Energy	CCGT	Gas	Midlothian, TX
Milford Power	CCGT	Gas	Milford, MA
Northeastern Power Company (NEPCO)	CT/Steam	Waste Coal	McAdoo, PA
Pleasants Energy	GT	Gas/Oil	Saint Mary’s, WV
North Jersey Energy Associates - Sayreville	CCGT	Gas	Sayreville, NJ
Troy Energy	GT	Gas/Oil	Luckey, OH
Wharton County Generation	GT	Gas	Wharton, TX
Wise County Power Company	CCGT	Gas	Poolville, TX

Combined Cycle Gas Turbine (CCGT)
Combustion Turbine (CT)
Gas Turbine (GT)

GSENA performs management and administrative activities that support the Thermal Assets and all other GSENA entities. These activities include executive oversight, accounting, treasury, tax, legal, procurement, and information technology. These activities are referred to as “GSENA Corporate”. GSENA will be included in the sale described in Note 13, which is not included in the definition of the business for these combined financial statements.

GSENA owns GDF SUEZ Energy Generation North America (GSEGNA). GSEGNA performs support activities for the Thermal Assets and other generation asset entities.

GSENA owns GDF SUEZ Energy Marketing North America (GSEMNA). GSEMNA engages in risk management and brokering activities that support the Thermal Assets and all other business units within GSENA. Activities within GSEMNA that support the Thermal Assets are (i) Gas Storage, which is all related to Thermal Assets, (ii) Local Portfolio Management (LPM), which only supports GSEGNA activities, including Thermal Assets, and (iii) all other activities which support the entirety of GSENA, including Thermal Assets.

For the unaudited combined financial statements, GSENA, GSEGNA, and GSEMNA are considered related parties of the Thermal Assets.

2.                   SIGNIFICANT ACCOUNTING POLICIES

Index to Accounting Policies

		Page

A	Basis of Presentation and Principles of Combination	9
B	Uses of Estimates	10
	B.1 Allocation of Corporate Expenses	10

A. Basis of Presentation and Principles of Combination — The unaudited combined financial statements include the accounts of the Thermal Assets, which are entities under common control and management. All intercompany transactions and accounts between the Thermal Assets have been eliminated. All affiliate transactions between the Thermal Assets and GSENA and its subsidiaries, have been included in these unaudited combined financial statements as related party transactions.

The unaudited combined financial statements include certain assets and liabilities that have historically been held at the GSENA level but are specifically identifiable or otherwise attributable to the Company. The Company prepared its unaudited combined financial statements using the accrual basis of accounting and in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The Company’s unaudited combined financial statements have been prepared under the historical cost convention, except for certain derivative financial instruments and share-based compensation measured at fair value. The policies set out below have been consistently applied to all periods presented.

Recent Accounting Pronouncements

Accounting Standards Update (ASU), Revenue from Contracts with Customers (Topic 606). In May 2014, the Financial Accounting Standards Board (FASB) issued revised accounting guidance for revenue recognition from contracts with customers. The core principle of this guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The amendments in this update also require disclosure of sufficient information to allow users to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. For the Company, this guidance is effective for interim and annual periods beginning after December 15, 2018. The Company is currently evaluating the requirements. The ultimate impact of the new standard has not yet been determined.

In July 2015, the FASB issued an update which will require an entity to measure inventory at the lower of cost and net realizable value. Net realizable value is defined as the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. This update is effective on a prospective basis for interim and annual periods beginning after December 15, 2016, with early adoption permitted. Inventory is already valued at the lower of cost or net realizable value, so there will be no impact of this update on the unaudited combined financial statements.

In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740). This update requires entities to present deferred tax assets and deferred tax liabilities as noncurrent in the classified balance sheet and eliminates the requirement to allocate a valuation allowance on a pro rata basis between gross current and noncurrent deferred tax assets. The Company early adopted the provisions of this ASU, applied retrospectively as of January 1, 2013.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This update requires the recognition of lease assets and lease liabilities by lessees for leases classified as operating leases under previous U.S. GAAP. For the Company, this guidance is effective for interim and annual periods beginning after December 15, 2019. The Company is currently evaluating the requirements. The ultimate impact of the new standard has not yet been determined.

B. Use of Estimates—The preparation of unaudited combined financial statements in conformity with U.S. GAAP requires management to make estimates and judgments that affect the reported amount of assets, liabilities, revenues, and expenses, as well as disclosures of contingent assets and liabilities. Significant estimates and judgments affecting the unaudited combined financial statements are reviewed on a recurring basis, and we record the effect of any necessary adjustments. Uncertainties with respect to such estimates and judgments are inherent in the preparation of unaudited combined financial statements. Estimates and judgments are used in, among other things, (i) developing fair value assumptions to determine the fair value of financial instruments, including derivatives, that are not actively listed on a market, (ii) estimating the useful lives of our assets and asset retirement obligations (AROs), (iii) assessing future tax exposure and the realization of deferred tax assets, (iv) determining amounts to accrue for contingencies, which include expenditure timing, the discount rate applied to future cash flows, and the actual level of expenditure, and (v) valuing the pension assets and liabilities using models with actuarial assumptions. Delineated within the notes to the unaudited combined financial statements are areas involving at a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the unaudited combined financial statements. Actual results could differ from the estimates. Management believes the estimates and assumptions used are reasonable.

B.1 Allocation of Corporate Expenses—The unaudited combined statements of (loss) income and comprehensive (loss) income also includes expense allocations for certain corporate functions performed by GSENA and its subsidiaries which have not been historically allocated to the Thermal Assets, including allocations of general corporate expenses related to executive oversight, accounting, treasury, tax, legal, procurement, and information technology. These expenses were systematically allocated to the Thermal Assets based on the percentage of revenues of the Thermal Assets entities to total GSENA revenues and in certain cases based on headcount. Expenses allocated to the Thermal Assets were $9.3 million and $10.5 million for the three months ended March 31, 2016 and 2015, respectively, and are included in other operating expenses—net in the unaudited combined statements of (loss) income and comprehensive (loss) income. These amounts are included in net contribution from parent in the unaudited combined statements of parent’s equity. Also included in this line are other non-cash adjustments primarily for interest expense, income taxes, and the legal contingency. Intercompany transactions between Thermal and GSENA have been included in these unaudited combined financial statements and are considered to be effectively settled for cash in the unaudited combined financial statements at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the unaudited combined statements of cash flows as a financing activity and in the unaudited combined balance sheets as parent equity. Management believes the assumptions underlying the unaudited combined financial statements, including the assumptions regarding allocating balances are reasonable. Nevertheless, the unaudited combined financial statements may not include all of the actual expenses that would have been incurred had the Thermal Assets been a stand-alone company during the periods presented. Actual costs that would have been incurred if the Thermal Assets had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas.

3.                   INCOME TAXES

The income tax (benefit) provision for the three months ended March 31, 2016 and 2015 consists of the following (in thousands):

Income Tax Expense Items	2016	2015

Current:
Federal	$(22)	$307
State	(117)	512

	(139)	819
Deferred:
Federal	(930)	4,114
State	(49)	167

	(979)	4,281

Total tax (benefit) expense	$(1,118)	$5,100

The effective tax rate for the three months ended March 31, 2016 and 2015 was 38.73%, and 38.35%, respectively. State and local income taxes had the most significant impact on the difference between the Federal statutory rate of 35% and our effective tax rate.

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The temporary differences that give rise to the deferred tax liabilities as of March 31, 2016 and December 31, 2015 are largely the result of the tax effect of differences in book and tax carrying values with respect to property, plant and equipment and derivatives. The temporary differences that give rise to the deferred tax assets as of March 31, 2016 and December 31, 2015 are largely the result of net operating loss carryovers.

4.                   PROPERTY, PLANT, AND EQUIPMENT

Movements in property, plant, and equipment as of March 31, 2016 and December 31, 2015, are as follows (in thousands):

	March 31, 2016	December 31, 2015

Land	$28,666	$28,666
Plant and equipment	4,330,109	4,325,188
Spare parts	39,090	39,090
Construction in progress	55,895	56,440

Property, plant, and equipment	4,453,760	4,449,384

Accumulated depreciation	(1,319,461)	(1,280,458)

Property, plant, and equipment—net	$3,134,299	$3,168,926

Total interest costs incurred for the three months ended March 31, 2016 and 2015 were $11.0 million and $14.0 million, respectively. There was no interest capitalized on construction-in-progress expenditures for the three months ended March 31, 2016 and 2015, respectively.

Depreciation expense for the three months ended March 31, 2016 and 2015 was $57.0 million and $56.0 million, respectively. In the first quarter of 2016, the Company recorded impairment expense of $6.5 million related to gas turbine parts that are expected to be sold in the second quarter of 2016.

The Company also transferred $0.1 million from prepaid expenses to property, plant, and equipment related to maintenance performed under LTSAs in the three months ended March 31, 2016. $3.5 million was transferred from other payables to property, plant, and equipment in the three months ended March 31, 2016, related to maintenance performed under LTWAs. Thermal Assets accrued an insignificant amount of non-maintenance property, plant, and equipment costs in the three months ended March 31, 2016.

Capital Commitments—In the ordinary course of operations, the Company enters into commitments related to the purchase or construction of property, plant, and equipment. The Company’s projected committed capital expenditures for maintenance performed under LTSAs are $1.1 billion.

5.                   EQUITY METHOD INVESTMENTS

The Company has one investment in a joint venture, Northeast Energy LP (NELP). The Company owns 50% of the equity interest, voting rights, and legal ownership interest of NELP and accounts for its interest using the equity method. NELP wholly owns the Northeast Energy Associates and North Jersey Energy Associates, LP.

Key Figures of NELP (Unaudited)—As of March 31, 2016 and December 31, 2015 and for the three months ended March 31, 2016 and 2015, the key figures of NELP presented on a 100% basis, are as follows (in thousands):

	Northeast Energy LP Three Months Ended
	March 31, 2016	March 31, 2015

Revenue	$21,920	$25,972
Cost of sales	10,739	15,199
Operating income	21,708	28,595
Net income	20,838	31,839

	As of
	March 31, 2016	December 31, 2015

Total non-current asset	$434,867	$437,761
Total current asset	72,612	86,693
Total non-current liabilities	49,532	62,644
Total current liabilities	18,114	14,414
Total equity	439,833	447,395
% of economic interest	50.00%	50.00%

The Company’s share of the underlying equity of NELP is not equal to its ownership percentage in NELP due to a disproportionate distribution of earnings compared to the underlying equity interests.

6.                   RISK MANAGEMENT ACTIVITIES

6.1 Risk Management Activities—The Company utilizes a variety of financial and physical instruments to mitigate its exposures to market risk created by the Company’s physical generation and financing activities. Those market risks include exposures to interest rates and energy and energy-related commodity prices. Risk management activities are broadly defined by two major categories—financial and commodity.

Financial Risk Management Derivatives—The Company manages its exposure to fluctuations in interest rates using an interest-rate swap. It effectively converts a portion of its floating-rate debt to a fixed-rate basis, thus reducing the impact of interest rate changes on future income. The agreement involves the receipt of floating-rate amounts in exchange for fixed-rate interest payments over the life of the agreement without an exchange of the underlying principal amount. The interest-rate swap is accounted for as a cash flow hedge designated at inception, with changes in fair value captured directly in equity until the hedged transactions occur and are recognized in earnings. The interest-rate swap expired in the second half of 2015.

ENGIE entered into warrant agreements under which it will receive cash to settle its liability incurred via stock appreciation rights issued to employees. The Company has been allocated a portion of the liability and associated warrant agreements based on headcount. The fair value of the warrants for the Company was under $1 million as of March 31, 2016 and December 31, 2015, respectively, which was included in risk management assets on the unaudited combined balance sheets as of such dates. The Company recognized the warrants’ change in value in personnel costs. The counterparty to those warrants is an investment-grade entity, and those warrants will continue to settle throughout 2016.

Commodity Risk Management Derivatives—The Company manages commodity price risk arising from changes in fuel costs and future electricity prices related to its power-generating facilities.

The Company uses commodity swap and option contracts, forward physicals, and futures to manage its price risk exposure related to natural gas and coal purchases for its power plants. Under the swaps and futures, the Company pays a fixed price and receives a floating price, which effectively fixes the price it will pay for the natural gas.

The Company enters into commodity swap and option contracts and forward physicals to mitigate its exposure to the effect of changes in future electricity prices on its power plants’ sales. Under the swaps, the Company pays a variable price and receives a fixed price, which effectively fixes the price to be received for the electricity.

Other Commodity Contracts—The Company’s physical electricity capacity sales contracts and gas and power contracts qualify for the election of the NPNS scope exception. Under the NPNS exception, the Company’s physical electric capacity contracts fair value is not recognized in the unaudited combined balance sheets.

The Company’s financial and commodity derivative results as of March 31, 2016 and 2015, are as follows (in thousands):

	March 31, 2016			March 31, 2015
	Income	Expenses	Net	Income	Expenses	Net

Commodity derivative income (loss):
Unrealized change in undesignated hedges	$7,635	$—	$7,635	$32,869	$—	$32,869
Unrealized change in value of commercial contracts mark to market	—	—	—	—	(2)	(2)

Mark to market on commodity contracts	$7,635	$—	$7,635	$32,869	$(2)	$32,867

Total derivative income (expense)	$7,635	$—	$7,635	$32,869	$(2)	$32,867

A summary of the Company’s outstanding commodity derivative volumes is shown below as of March 31, 2016 and December 31, 2015. The volumes disclosed represent the notional volumes of commodity contracts excluding NPNS (in thousands):

	March 31,	December 31,
	2016	2015
Electricity (MWh)	(21,612)	(23,531)
Natural Gas (MMBtu)	61,638	88,593

Balance Sheet Treatment—The Company accounts for its derivatives at fair value on the unaudited combined balance sheet. A summary of the Company’s derivative current and noncurrent assets and liabilities as of March 31, 2016 and December 31, 2015, is as follows (in thousands):

	March 31, 2016			December 31, 2015
	Asset	Liability	Total	Asset	Liability	Total

Derivatives at fair value through income:
Derivative instruments (including commodity derivatives)—gross undesignated hedges	$185,055	$(101,635)	$83,420	$169,570	$(92,201)	$77,369
Undesignated Hedges Netting	(101,548)	101,548	—	(83,925)	83,925	—
Derivative instruments—commercial contracts	—	—	—	—	(1,584)	(1,584)
Derivative instruments—warrants	299	—	299	299	—	299

Total derivatives at fair value through income	83,806	(87)	83,719	85,944	(9,860)	76,084

Designated hedges:
Financial	—	—	—	—	—	—

Total designated hedges	—	—	—	—	—	—

Total derivatives	$83,806	$(87)	$83,719	$85,944	$(9,860)	$76,084

Current asset (liability)	$57,218	$(87)	$57,131	$58,102	$(7,001)	$51,101
Noncurrent asset (liability)	26,588	—	26,588	27,842	(2,859)	24,983

Total derivatives	$83,806	$(87)	$83,719	$85,944	$(9,860)	$76,084

Commercial contracts marked to market as disclosed in the table above refers to contracts that support the Company’s core business lines, but are required to be marked to market under ASC 815, as they are not scoped out of ASC 815 under the NPNS exception, and they do not qualify as accounting hedges. These contracts include short-term and medium-term purchases of natural gas and coal with volumetric variability. The realized expense from these commercial contracts represent physical settlement of these contracts at contract prices, and is recorded in fuel purchases and other costs of operations with the remainder of the Company’s commercial activity.

Accounting for Cash Flow Hedges—For derivatives not designated as cash flow hedges, the Company immediately recognizes changes in the fair value of nonhedge derivatives in the income on mark-to-market on commodity contracts line of the unaudited combined statements of (loss) income and comprehensive (loss) income.

The Company recognizes the effective portion of changes in fair values of derivatives appropriately documented as cash flow hedges of forecasted transactions in equity until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative’s change in fair value is recognized in earnings in the period of change.

The movements in other comprehensive loss resulting from the Company’s cash flow hedge activity, including the recognition of ineffectiveness in earnings as of March 31, 2016 and 2015, are as follows (in thousands):

	2016	2015
Other comprehensive income (loss) movements:
(Loss) recognized in equity—effective portion of the hedge	$—	$(238)
Gain in equity from reclasses to income—settlement	—	174

Total	$—	$(64)

Profit and loss—gains recognized for hedge ineffectiveness	$—	$—

Accounting for the Settlement of Risk Management Derivatives—When the Company realizes its mark-to-market assets and liabilities related to its risk management activities, it records that settled result in operating earnings. The Company reflects electricity and steam sales as electricity and thermal sales and records the cost of purchasing fuel commodities to satisfy those sales in fuel purchases and other costs of operations in the unaudited combined statements of (loss) income and comprehensive (loss) income. For the three months ended March 31, 2016 and 2015, the Company recorded the settlement of risk management derivatives as follows (in thousands):

	2016	2015

Revenues—electricity and thermal sales	$32,952	$(16,926)
Costs and expenses—
Fuel purchases and other costs of operations	6,917	42,727

Operating income	39,869	25,801

Interest Expense	—	(174)

Income before income taxes	$39,869	$25,627

6.2 Market and Liquidity Risk—The commodity and financing activities of GSENA, which includes the Company, are subject to the risk of changes in forward commodity prices. GSENA has established and monitors various controls to manage its risk. A risk committee composed of members of senior management meet at least monthly to analyze any transaction that is not explicitly approved by documented hedging policies.

Market risk arising from commodity derivative instruments utilized in risk management activities is assessed, measured, and managed using sensitivity analysis, together with other market risk exposure indicators.

Because the Company’s risk management activities contractually obligate it to exchange commodities and cash flows based on commodity prices at future dates, the Company is exposed to the risk that it will not be able to purchase or sell commodities at those dates to fulfill its obligations. That liquidity risk can limit the ability to mitigate market price risk exposure. The Company applies a valuation reserve to adjust the fair value of its mark-to-market commodity assets and liabilities to fair value.

6.3 Major Customers and Concentrations of Credit Risk—Credit risk relates to the risk of loss associated with nonperformance by counterparties. The Company entities transact with GSEMNA and GSEMNA transacts with third party counterparties. GSEMNA is considered a related party with the Company. As such, a significant concentration of credit risk for the Company is with GSEMNA, with a maximum exposure of $83.8 million and $85.9 million as of March 31, 2016 and December 31, 2015, respectively. The exposure does not include NPNS contracts. The Company is exposed to an insignificant amount of credit risk with utility and industrial off takers and other third party counterparties. The Company mitigates the risk of its credit exposure with GSEMNA through the use of standardized master agreements that allow for netting of exposures across commodities and termination upon the occurrence of certain events of default. These agreements allow the Company to settle accounts receivable and payable from GSEMNA on a net basis, thereby reducing a potential credit loss arising from GSEMNA.

GSEMNA is exposed to credit risk with third party counterparties. Credit exposure is monitored daily and the financial condition of counterparties is reviewed periodically. Credit enhancements, such as parental guarantees, letters of credit, and margin deposits, are utilized to limit GSEMNA’s credit exposure. GSEMNA posts broker margin and cash collateral with counterparties.

GSENA establishes credit risk policies, which are carried out by GSEMNA. Credit risk policies govern the management of credit risk and establishes controls to determine and monitor the appropriateness of these limits on an ongoing basis. GSENA’s risk mitigation tools include, but are not limited to, the use of standardized master contracts and agreements that allow for netting of exposures across commodities, and termination upon the occurrence of certain events of default.

Some of the power-generating facilities have one primary utility or industrial customer under a long-term contract. The Company does not believe that these customers represent a significant credit risk. However, changes in economic, regulatory, or other factors could have a significant effect on the Company’s contractual relationships. Successful financial operations of these plants are largely dependent on the continued performance by customers and suppliers of their obligations under the relevant power sales contract and, in particular, on the credit quality of the purchasers. If a substantial portion of the Company’s long-term power sales contracts was modified or terminated, the Company would be adversely affected to the extent that it might be unable to find other customers at the same level of contract profitability.

Furthermore, no significant past due financial asset is impaired. The Company assesses financial assets for impairment once those assets have become past due for greater than 60 days. The impairment assessment takes into account the creditworthiness of the applicable counterparty and circumstances that caused the asset to become past due.

The following tables demonstrates the impacts of offsetting recognized derivative assets and liabilities as permitted when the ability and intent to settle such assets and liabilities on a net basis exists:

	March 31,		December 31,
	2016		2015
	Risk Management		Risk Management
(In thousands)	Assets	Liabilities	Assets	Liabilities

Gross derivatives balances	$185,354	$(101,635)	$169,869	$(93,785)
Impact of netting agreements	(101,548)	101,548	(83,925)	83,925

Total net amount	$83,806	$(87)	$85,944	$(9,860)

GSENA computes an obligation reserve for its financial liabilities based upon the expected occurrence of default using the credits ratings of ENGIE and affiliated Companies. GSENA’s obligation reserve and the Company’s share is insignificant in comparison to GSENA’s and the Company’s carrying amount of financial liabilities. As GSEMNA contracts directly with third party counterparties, the Company does not have cash collateral and margin posted, guarantees, letter of credit or other collateral. The carrying amounts of the Company’s financial liabilities are representative of the obligation at maturity.

7.      FAIR VALUE MEASUREMENTS

The Company’s combined financial instruments and derivatives consist primarily of cash and cash equivalents, trade receivables, accounts payable, debt instruments, and commodity instruments. The book values of cash and cash equivalents, trade receivables, and accounts payable are representative of their respective fair values due to the short-term nature of these instruments.

Fair Value of Derivatives—The Company’s fair value measurements by level as of March 31, 2016 and December 31, 2015, are as follows (in thousands):

	Level 1	Level 2	Level 3	Total

Fair value by level as of March 31, 2016:
Portfolio management:
Derivative assets	$41,696	$143,658	$—	$185,354
Derivative liabilities	(19,317)	(82,318)	—	(101,635)

Total March 31, 2016	$22,379	$61,340	$—	$83,719

Fair value by level as of December 31, 2015:
Portfolio management:
Derivative assets	$27,118	$142,751	$—	$169,869
Derivative liabilities	(18,433)	(75,352)	—	(93,785)

Total December 31, 2015	$8,685	$67,399	$—	$76,084

Contract values are not presented on a net basis by counterparty as on the unaudited combined balance sheet.

In the three months ended March 31, 2016 and 2015 the Company did not recognize any transfers into or out of Level 1 and did not recognize any Level 3 inputs related to unobservable market data.

Fair values of Financial Instruments—The Company’s carrying value of long-term fixed-rate debt and estimated fair values of long-term fixed-rate debt were as follows (in thousands):

	March 31,		December 31,
	2016		2015
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

Long-term fixed-rate debt	$1,089,590	$1,105,013	$1,092,366	$1,104,989

8.      INVENTORY

Major classes of inventory at March 31, 2016 and December 31, 2015 were as follows (in thousands):

	March 31, 2016	December 31, 2015

Natural gas	$14,129	$35,608
Oil	27,009	27,439
Coal	34,576	25,571
Spare parts—current	20,857	22,166
Greenhouse gas—emission rights	1,786	182

Total inventory	$98,357	$110,966

9.      DEBT AND BORROWINGS

		Rate at
	Maturity	March 31, 2016	December 31, 2015	March 31, 2016	December 31, 2015

Affiliated debt:
Revolving line of credit related to Wharton	2017	1.54%	1.83%	$8,000	$8,000
Term loan related to Coleto Creek	2017	4.11	4.11	750,750	750,750
Term loan related to Troy	2023	3.03	3.03	11,387	12,200
Term loan related to Armstrong	2024	2.65	2.65	14,817	15,689
Term loan related to Pleasants	2024	2.65	2.65	14,519	15,373
Term loan related to Hopewell	2020	2.60	2.60	2,367	2,604
Term loan related to IPA Central	2017	3.98	3.98	295,750	295,750
Cash Pool	2016	0.78	0.67	268,047	265,433

Total debt before accrued interest				1,365,637	1,365,799

Accrued interest				535	14,863

Total debt				1,366,172	1,380,662

Less current portion of long-term debt				1,328,633	285,847

Total long-term debt				$37,539	$1,094,815

9.1 Notes Payable to Affiliate— The Company has a revolving line of credit with GSENA, which has a mirrored line of credit with ENGIE CC, formerly known as GDF SUEZ CC, an affiliate, for $8 million at March 31, 2016. The amount outstanding under the credit lines is included in current portion of long-term debt payable to affiliates at March 31, 2016 and December 31, 2015.

In 2016, the maturity date of the revolving line of credit related to Wharton was extended to 2017. GSENA intends to repay the Wharton note to ENGIE CC before the sale described in Note 13 using proceeds from scheduled asset sales. Subsequently, GSENA will have a note receivable from Thermal Assets for these notes, which will remain when the sale described in Note 13 occurs however, will not require a cash outflow from Thermal Assets.

9.2 Term Loans with Affiliate—The Company have term loans with ENGIE CC. All borrowings outstanding as of March 31, 2016 under the term loans bear interest at a fixed rate. The amounts outstanding under the term loans are included in long-term debt payable to affiliates and current portion of long-term debt payable to affiliates at March 31, 2016 and December 31, 2015, as appropriate.

In 2016, the term loans related to Coleto Creek and IPA Central were novated to GSENA. In consideration for the novation, Coleto Creek and IPA Central executed term loans with GSENA, expiring in 2017.

On February 29, 2016, Coleto entered into a Novation Agreement with GSENA whereby Coleto transferred, assigned, and delivered to GSENA its rights and obligations under the Loan Agreement dated February 28, 2011 with ENGIE CC. As consideration for the assignment, assumption, and novation of the Loan Agreement, Coleto entered into a loan agreement with GSENA in the amount of $750.8 million at a rate of LIBOR plus 117 bps maturing on February 28, 2017.

On March 2, 2016, IPA Central, LLC (IPA Central) entered into a Novation Agreement with GSENA whereby IPA Central transferred, assigned, and delivered to GSENA its rights and obligations under the Loan Agreement dated March 2, 2011 with ENGIE CC. As consideration for the assignment, assumption, and novation of the Loan Agreement, IPA Central entered into a loan agreement with GSENA in the amount of $295.8 million at a rate of LIBOR plus 108 bps maturing on March 2, 2017.

GSENA intends to repay the Coleto Creek and IPA Central notes to ENGIE CC before the sale described in Note 13 using proceeds from scheduled asset sales. Subsequently, GSENA will have a note receivable from Thermal Assets for these notes, which will remain when the sale described in Note 13 occurs however, will not require a cash outflow from Thermal Assets.

9.3 Letters of Credit—At March 31, 2016 and December 31, 2015, GSENA has letters of credit available and issued for operational obligations for its subsidiaries and affiliates. The Company benefits from the letters of credit.

9.4 Scheduled Maturities—Scheduled maturities of borrowings as of March 31, 2016 are as follows (in thousands):

Years Ending March 31	Maturities
2017	$1,328,633
2018	5,552
2019	5,552
2020	5,552
2021	5,552
Thereafter	15,331

Total borrowings with accrued interest	$1,366,172

10.    COMMITMENTS AND CONTINGENCIES

10.1 Contingencies and Legal Proceedings—Contingencies correspond to conditions that exist as of the date of the combined financial statements that may result in a loss to the Thermal Assets, but which will only be resolved when one or more future events occur or fail to occur. Contingencies include outstanding lawsuits or claims for possible damages to third parties in the ordinary course of the Thermal Assets business as well as third-party claims arising from disputes concerning legislative interpretation. Such contingent liabilities are assessed by management based on available evidence and legal opinion.

The Thermal Assets are defendants in various lawsuits and proceedings. The outcome of these lawsuits and proceedings cannot be predicted with certainty and could possibly have a material adverse effect on the Thermal Assets combined financial position, results of operations, and cash flows. The Thermal Assets believe they have meritorious defenses to these matters and intend to contest all such claims, and thus the timing of potential outflows from the Thermal Assets cannot be predicted with any certainty due to both the nature of legal proceedings in general, and the procedural status of such matters specifically. The Thermal Assets has not assumed that it will be reimbursed for any potential outflows related to contingencies.

10.2 Contractual Commitments In the ordinary course of its activities, the Company enters into long-term contracts, some of which include “take-or-pay” clauses. These consist of firm commitments to purchase (sell) specified quantities of natural gas and related services, in exchange for a firm commitment from the other party to deliver (purchase) said quantities and services. The main future commitments arising from contracts entered into by the Company at March 31, 2016 and December 31, 2015 are as follows (in thousands):

	March 31,	Within	1 to		December 31,
	2016	1 Year	5 Years	> 5 Years	2015

Total commitments given (purchases)	$66,439	$46,467	$19,972	$0	$80,826

10.3 Operating Lease Commitments— The Company is contractually engaged in current lease obligations, whereby the Company has only lessee obligations in various arrangements. Payments made under operating leases are expensed on a straight-line basis over the lease term and are included in other operating expenses.

Operating Leases for which Thermal Assets Acts as Lessee—Coleto Creek Power, LP has an operating lease to supply the plant with water.

The following table presents future minimum lease payments under operating leases, which at inception had a non-cancelable term of more than one year (in thousands):

For the Year Ending March 31,

2017	$820
2018	839
2019	858
2020	878
2021	896
Thereafter	4,522

Lease expense associated with the agreements for the three months ended March 31, 2016 and 2015 was approximately $0.2 million and $0.2 million respectively.

11.    SHARE-BASED COMPENSATION

Certain employees of the Company are eligible to participate in various share-based compensation awards. The shares granted or used for the basis of the awards are those of ENGIE. The plans will remain at the ENGIE level and will not go with the Company. The total expense related to these plans for the Company was $0.2 million and $0.1 million for the three months ended March 31, 2016 and 2015, respectively. The expenses related to the plans were allocated based on headcount.

12.    RELATED-PARTY TRANSACTIONS

All intercompany transactions and accounts within the Company have been eliminated. All affiliate transactions between the Company and GSENA and its subsidiaries have been included in these unaudited combined financial statements.

GSENA addresses cash flow needs by participating in a cash pool arrangement. The terms of the cash pool arrangement are determined by ENGIE. The cash pool provides for the subsidiaries of GSENA with excess funds to temporarily loan funds into the cash pool so that subsidiaries in need of funds can temporarily borrow from the pool. The Thermal Assets utilized this arrangement. In the three months ended March 31, 2016 and 2015, interest was earned at the London Interbank Offered Rate (LIBOR) plus or minus a spread of basis points (bps) ranging from plus 5 bps to minus 9 bps if the subsidiary is a net lender to cash pool. Interest was paid at LIBOR plus a spread of bps ranging from 37 bps to 75 bps if the subsidiary is a net borrower from cash pool. On a combined basis, the Thermal Assets borrowed

$268.0 million and $265.4 million at March 31, 2016 and December 31, 2015, respectively, which is included in the current portion of long-term debt. Interest expense related to the cash pool arrangement was $0.9 million, and $0.7 million for the three months ended March 31 2016 and 2015, respectively. The outstanding cash pool balance will be repaid using funding from a capital injection from GSENA before the close of the sale described in Note 13.

The Company sells power to GSEMNA. Thermal Assets recognized revenue of $119.3 million and $208.4 million in the three months ended March 31, 2016 and 2015, respectively. At March 31, 2016 and December 31, 2015 the receivable was $28.7 million and $45.2 million, respectively, related to these transactions.

The Company buys fuel from GSEMNA. Thermal Assets recognized fuel expense of $54.0 million and $121.9 million in the three months ended March 31, 2016 and 2015, respectively. At March 31, 2016 and December 31, 2015 the payable was $5.1 million and $11.4 million, respectively, related to these transactions. At March 31, 2016 and December 31, 2015 the change in inventory balance was $12.8 million and $(7.0) million, respectively, related to these transactions.

The Company enters into contracts with GSEMNA that qualify as derivative instruments. Settlements related to these transactions were $39.9 million and $25.8 million in the three months ended March 31, 2016 and 2015, respectively. At March 31, 2016 and December 31, 2015 the assets from risk management activities related to these transactions was $83.5 million and $85.6 million, respectively. At March 31, 2016 and December 31, 2015 the liabilities from risk management activities related to these transactions was $0.1 million and $9.9 million, respectively.

The Company buys fuel from GDF SUEZ Gas NA Holdings LLC (GSGNAH), a related party. The Company recognized fuel expense of $2.0 million and $7.1 million in the three months ended March 31, 2016 and 2015, respectively. At March 31, 2016 and December 31, 2015, the payable was $0.7 million and $0.0 million, respectively, related to these transactions.

The Company has expenses paid on its behalf by GSENA Corporate, a related party. The Company recognized expense of $20.8 million and $36.4 million in the three months ended March 31, 2016 and 2015, respectively. At March 31, 2016 and December 31, 2015 the payable was $0.2 million and $0.1 million, respectively, related to these transactions.

See Note 9 for discussion of debt agreements with ENGIE and affiliates.

13.    SUBSEQUENT EVENTS

On February 24, 2016, International Power, S.A. signed a Stock Purchase Agreement with Atlas Power Finance, LLC to sell GDF SUEZ Energy North America, Inc. and certain subsidiaries for $3.3 billion. The entities listed in Note 1 are included in the planned sale, which is expected to close in the second half of 2016.

Amounts recorded as “Legal Contingency” on the Thermal Assets Combined Balance Sheet are treated as Excluded Legal Proceedings under the Stock Purchase Agreement. The terms of the Stock Purchase Agreement provide that International Power, S.A. will indemnify Atlas Power Finance, LLC from and against any Losses based upon or resulting from the Excluded Legal Proceedings, up to the amount of the Base Purchase Price.

Subsequent events have been evaluated through June 11, 2016, the date these unaudited combined financial statements were issued and concluded that no additional subsequent events, other than as disclosed above and in Note 10, have occurred that would require recognition in the unaudited combined financial statements or disclosures in the notes to the unaudited combined financial statements.

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